Exhibit 10.3

AMENDMENT NO. 1
TO
THE NORTH AMERICAN COAL CORPORATION
VALUE APPRECIATION PLAN FOR YEARS 2000 TO 2009
WITH RESPECT TO
THE AMERICAN JOBS CREATION ACT OF 2004

          WHEREAS, The North American Coal Corporation (the “Company”) adopted The North American Coal Corporation Value Appreciation Plan for Years 2000 to 2009 (the “Plan”) effective as of January 1, 2000; and

          WHEREAS, the Plan is classified as a “nonqualified deferred compensation plan” under the Internal Revenue Code of 1986, as amended (the “Code”); and

          WHEREAS, the American Jobs Creation Act of 2004, P.L. 108-357 (the “AJCA”) added a new Section 409A to the Code, which significantly changed the Federal tax law applicable to “amounts deferred” under the Plan after December 31, 2004; and

          WHEREAS, pursuant to the AJCA, the Secretary of the Treasury and the Internal Revenue Service will issue proposed, temporary or final regulations and/or other guidance with respect to the provisions of new Section 409A of the Code (collectively, the “AJCA Guidance”); and

          WHEREAS, the AJCA Guidance has not yet been issued; and

          WHEREAS, to the fullest extent permitted by Section 409A of the Code and the AJCA Guidance, the Company wants to protect the “grandfathered” status of VAP Awards that are deferred prior to January 1, 2005;

          NOW THEREFORE, the Company hereby adopts this Amendment No. 1 to the Plan, which amendment is intended to (1) allow amounts deferred prior to January 1, 2005 to qualify for “grandfathered” status and continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code (as specified in the Plan as in effect prior to the adoption of this Amendment No. 1) and (2) cause amounts deferred after December 31, 2004 to be deferred in compliance with the requirements of Code Section 409A.

Words used herein with initial capital letters that are defined in the Plan are used herein as so defined.

Section 1

          Section 1 of the Plan is hereby amended by the addition of the following new Section 1A to the end thereof, to read as follows:

     “1A AMERICAN JOBS CREATION ACT (AJCA)

     (a) It is intended that the Plan (including any Amendments thereto) comply with the provisions of Section 409A of the Code, as enacted by the AJCA, so as to prevent the inclusion in gross income of any amount credited to a Participant’s VAP Account hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Participant. The Plan shall be administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively with the AJCA, the “AJCA Guidance”). Any Plan provision that would cause the Plan to fail to satisfy Section 409A of the Code (including any provision added by Amendment No. 1 thereto) shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the AJCA Guidance).

     (b) The Committee shall not take any action that would violate any provision of Section 409A of the Code. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection with the AJCA Guidance to anticipate and/or comply with the requirements thereof (including any transition or grandfather rules thereunder).

     (c) The effective date of Amendment No. 1 to the Plan is January 1, 2005. Amendment No. 1 creates two separate Sub-Accounts for each Participant’s VAP Account hereunder — (i) the “Pre-2005 Sub-Account” for amounts that are “deferred” (as such terms is defined in the AJCA Guidance) as of December 31, 2004 (and earnings thereon) and (ii) the “Post-2004 Sub-Account” for amounts that are deferred after December 31, 2004 (and earnings thereon).

     (d) In furtherance of, but without limiting the foregoing, any Award that is deemed to have been deferred prior to January 1, 2005 and that qualifies for “grandfathered status” under Section 409A of the Code shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code and shall be subject to the terms and conditions specified in the Plan as in effect prior to January 1, 2005. In particular, to the extent permitted under the AJCA Guidance, all Awards that were issued (and, only if required under the AJCA Guidance, vested) prior to January 1, 2005 shall be considered “grandfathered” under Section 409A of the Code, shall be allocated to the Participants’ Pre-2005 Sub-Account and shall be paid under the terms of the Plan as in effect prior to January 1, 2005.”

Section 2

          Section 2 of the Plan is hereby amended by adding a new Subsection (aa) to the beginning thereof, to read as follows:

     “(aa) “Account” means the account established in accordance with Section 7 hereof to reflect the Participant’s interest under the Plan. The Participant’s Account shall be further divided into the following two Sub-Accounts: (i) the “Pre-2005 Sub-Account” for amounts that are “deferred” (as such term is defined in the AJCA Guidance) as of December 31, 2004 (and earnings thereon) and (ii) the “Post-2004 Sub-Account” for amounts that are deferred after December 31, 2004 (and earnings thereon).”

Section 3

          Section 2(b) of the Plan is hereby amended in its entirety to read as follows:

“(b)	“Committee” shall mean the Compensation Committee of the Company’s Board of Directors appointed to administer the Plan in accordance with Section 3.”

Section 4

          Section 2 of the Plan is hereby amended by adding the following new definitions to the end thereof, to read as follows:

     (q) “Disability” or “Disabled.” A Participant e shall be deemed to have a “Disability” or be “Disabled” if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an employer-sponsored accident and health plan.

     (r) “Key Employee” shall mean a key employee, as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof) of the Company or a Subsidiary (or related entity) so long as the Company or a related entity is a corporation, any stock in which is publicly traded on an established securities market or otherwise.

     (s) “Separation From Service” means a separation of service as defined in the AJCA Guidance issued under Code Section 409A.

     (t) “Unforeseeable Emergency” shall mean an event which results in a severe financial hardship to the Participant as a consequence of (i) an illness or accident of the Participant, the Participant’s spouse or a dependent within the meaning of Code Section 152, (ii) loss of the Participant’s property due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.”

Section 5

          Section 3 of the Plan is hereby amended by adding the following new sentence to the end thereof, to read as follows:

     “Notwithstanding the foregoing, the Committee shall not have the right to take any action that would violate the requirements of Code Section 409A.”

Section 6

          Section 5.2(a) of the Plan is hereby amended by adding the following new paragraphs to the end thereof, to read as follows:

     “(aa) The payment provisions of paragraph (a) hereof shall only apply to the payment of amounts that are allocated to a Participant’s Pre-2005 Sub-Account. In addition, the Committee shall only be permitted to exercise discretion with respect to the payment thereof to the extent that the exercise of such discretion does not result in a “material amendment” of the Pre-2005 Sub-Account, determined in accordance with the AJCA Guidance.

     (aaa) Subject to the provisions of Section 5.2(f), the vested amounts in a Participant’s Post-2004 Sub-Account shall be payable as soon as practicable following approval thereof by the Committee following the earliest to occur of (1) December 31, 2009 or (2) the date of a Participant’s Separation from Service for death, Disability or retirement (as defined above); provided, however, in no event shall distribution be made with respect to a Key Employee before the date that is six months after the date of Separation from Service of the Key Employee (or, if earlier, the date of death), to the extent that Code Section 409A(a)(2)(B)(i) is applicable.”

Section 7

          The first sentence of Section 5.2(c) of the Plan is hereby amended in its entirety to read as follows:

     “As soon as practicable following Committee approval following the payment dates specified above, the Company or Subsidiary shall deliver to the Participant or, if applicable, his designated beneficiaries (or, if none, his estate) a check in full payment of the amount represented by the Participant’s vested interest in his VAP Account.”

Section 8

          Section 5.2(f) of the Plan is hereby amended by adding the following new sentences to the end thereof, to read as follows:

     “Notwithstanding the foregoing, payments of amounts allocated to a Participant’s Post-2004 Sub-Account shall only be made on account of an Unforeseeable Emergency and shall be permitted only to the extent the amount does not exceed the amount reasonably necessary to satisfy the emergency need (plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution) (or, if less, 40% of the Participant’s vested interest in his Post-2004 Sub-Account). Such payments may not be made to the extent such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship).”

Section 9

          Section 8(e) of the Plan is hereby amended by adding the following new clause to the end thereof, to read as follows:

     “; provided, however, that the Committee shall not take any action that would be deemed a “material amendment” to the amounts allocated to a Participant’s Pre-2005 Sub-Account under the Plan.”

Section 10

          Section 9(a) of the Plan is hereby amended by adding the following new clause to the end thereof, to read as follows:

     “; provided, however, that such limitation shall not apply to any amendment deemed necessary by the Committee to satisfy the requirements of Code Section 409A.”

Section 11

          The first sentence of Section 9(b) of the Plan is hereby amended by adding the following new clause to the end thereof, to read as follows:

     “; provided, however, that such limitation shall not apply to any termination deemed necessary by the Committee to satisfy the requirements of Code Section 409A.”

Section 12

          The last sentence of Section 9(b) of the Plan is hereby amended by adding the following new clause to the end thereof, to read as follows:

     “; provided such action does not otherwise violate the requirements of Code Section 409A.”

          EXECUTED this 28th day of December, 2004

THE NORTH AMERICAN COAL CORPORATION
By:	/s/ Charles A. Bittenbender
Title: Assistant Secretary